Exhibit 99.1

FOR RELEASE AT 6:00 AM CENTRAL TIME (7:00 AM EASTERN TIME)

NOVAMED EYECARE REPORTS FOURTH QUARTER AND 2003 RESULTS

CHICAGO (February 18, 2004) - NovaMed Eyecare, Inc. (Nasdaq: NOVA) today reported results for the fourth quarter and twelve months ended December 31, 2003. Net income from continuing operations in the fourth quarter of 2003 was $1,336,000, or $0.06 per share, as compared to $587,000, or $0.03 per share, for the fourth quarter of 2002. The fourth quarter 2003 results included a pre-tax gain on the sale of minority interests of $966,000. The fourth quarter 2002 results included a pre-tax gain on the sale of minority interests of $1,047,000, income of $1,005,000 from the reduction of a previously established restructuring reserve and a goodwill impairment loss of $1,336,000.

Net income from continuing operations for 2003 was $3,484,000, or $0.16 per share, as compared to $3,657,000, or $0.15 per share, for 2002. Net income, including discontinued operations and the cumulative effect of a change in accounting principle, was $3,491,000, or $0.16 per share, for 2003 as compared to $210,000, or $0.01 per share, for 2002. The 2002 results included a charge of $1,803,000, or $0.07 per share, as a cumulative effect of a change in accounting principle related to the impairment of goodwill as well as a loss of $1,850,000, or $0.07 per share, on the disposal of discontinued operations.

For the quarter ended December 31, 2003, total net revenue was $13,611,000 compared to $13,687,000 for the prior year fourth quarter. Net revenue from surgical facilities was $9,208,000 compared to $9,193,000 in the prior year fourth quarter. Total surgical procedures increased 7% over the prior year fourth quarter with cataract procedures down 4%, laser vision correction procedures up 2% and other procedures up 31%. On a same-facility basis, cataract procedures were down 8% and other procedures were up 27% compared to the prior year fourth quarter. NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. The new Kansas City surgical facility opened in September 2003 negatively impacted same-facility results as the cataract surgeon performing procedures at this facility had previously used one of our other surgical facilities in the Kansas City market. Product sales and other revenue was $4,403,000 in the fourth quarter of 2003, down 2% over the prior year fourth quarter.

For 2003, total net revenue was $55,506,000 compared to $53,773,000 for 2002. Net revenue from surgical facilities was $36,410,000, up 8% from $33,665,000 in 2002, primarily due to a 17% increase in cataract procedures and a 43% increase in other procedures. This growth more than offset the

29% decrease in laser vision correction procedures. In 2003, revenue from laser vision correction procedures represented approximately 9% of our surgical facilities revenue as compared to 18% in 2002. Surgical facilities revenue from procedures other than laser vision correction increased 19% over the prior year and 8% on a same-facility basis. On a same-facility basis, cataract procedures grew 6% and other procedures grew 32% over the prior year. Product sales and other revenue was $19,096,000 in 2003 as compared to $20,108,000 in 2002.

In December 2003, NovaMed sold a 20% minority interest in its New Albany, IN surgical facility to two physicians and a 3% minority interest in its Chicago, IL surgical facility to a physician. In February 2004, NovaMed sold certain assets of its Chattanooga, TN physician practice to a local ophthalmologist as well as a 22.5% interest in its Chattanooga surgical facility to the same ophthalmologist and three other physicians.

“Although we did not acquire any new surgical facilities in 2003, I am pleased with the results of our core surgical facilities business for the year,” commented Stephen J. Winjum, NovaMed Chairman, President and Chief Executive Officer. “With our recent minority interest sales, we now have physician-partners in 14 of our 17 surgical facilities which further strengthens our portfolio.”

“We ended 2003 with a cash balance of approximately $12 million and no outstanding borrowings under our $30 million credit facility which provides us with significant capital resources to grow the company in 2004 and beyond,” said Mr. Winjum. “In 2004, our priorities are to increase the utilization of our existing surgical facilities and to acquire additional surgical facilities, including multi-specialty surgical facilities, that will contribute to the growth of the company.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently owns a majority interest in 17 centers located in 10 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, February 18, 2004. Investors can listen to the call over the Internet by visiting www.companyboardroom.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through March 17, 2004.

This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to access capital to pursue our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; our future profitability could decrease because of existing agreements with physicians that may require us to sell additional equity interests in our ASCs at varying future intervals; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations and require us to incur significant expenditures; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally and in response to a protracted economic downturn. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2002 Form 10-K filed on April 14, 2003. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber

Executive Vice President and

Chief Financial Officer

(312) 664-4100

smacomber@novamed.com

NovaMed Eyecare, Inc.

Condensed Consolidated Statement of Operations

(Dollar amounts in thousands, except per share data; unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Net revenue:
Surgical facilities	$9,208	$9,193	$36,410	$33,665
Product sales and other	4,403	4,494	19,096	20,108

Total net revenue	13,611	13,687	55,506	53,773

Operating expenses:
Salaries, wages and benefits	4,877	5,359	20,297	20,158
Cost of sales and medical supplies	3,203	3,900	13,395	14,146
Selling, general and administrative	2,986	3,170	11,760	11,515
Depreciation and amortization	717	494	2,677	2,461
Restructuring charges	—	(1,005)	—	(1,005)
Goodwill impairment charge	—	1,336	—	1,336

Total operating expenses	11,783	13,254	48,129	48,611

Income from continuing operations	1,828	433	7,377	5,162
Interest (income) expense, net	—	(40)	(12)	257
Minority interest	701	556	2,656	906
Gain on sale of minority interests	(966)	(1,047)	(892)	(1,584)
Other (income) expense, net	(128)	(14)	(181)	(513)

Income from continuing operations before income taxes	2,221	978	5,806	6,096
Income tax provision	885	391	2,322	2,439

Net income from continuing operations before cumulative effect of change in accounting principle	1,336	587	3,484	3,657
Net operating income from discontinued operations	2	7	7	206
Net loss on disposal of discontinued operations	—	(1,830)	—	(1,850)
Cumulative effect of change in accounting principle	—	—	—	(1,803)

Net income (loss)	$1,338	$(1,236)	$3,491	$210

Earnings (loss) per common share - diluted:
Earnings from continuing operations before cumulative effect of change in accounting principle	$0.06	$0.03	$0.16	$0.15
Loss from discontinued operations	—	(0.08)	—	(0.07)
Cumulative effect of change in accounting principle	—	—	—	(0.07)

Net earnings (loss) per diluted share	$0.06	$(0.05)	$0.16	$0.01

Shares used in computing diluted earnings (loss) per share	22,601	23,215	22,114	23,978

Selected operating data:
ASCs operated at end of period	17	16	17	16
Procedures performed during the period
Cataracts	6,087	6,328	24,268	20,689
Laser vision correction	1,360	1,329	5,974	8,385
Other	3,988	3,044	14,435	10,070

Total	11,435	10,701	44,677	39,144